HELLBENDER INC.
MASTER SERVICES AGREEMENT

This **MASTER SERVICES AGREEMENT** ("**Agreement**") is made as of May 1, 2026 (the "**Effective Date**") by and between **HELLBENDER, INC.**, a Pennsylvania benefit corporation having its principal place of business at 620 William Pitt Way, BLDG C5-132, Pittsburgh, PA 15238 ("**Hellbender**") and **First Breach, Inc.**, a Delaware corporation, having its principal place of business at 18450 Showalter Rd., Hagerstown, MD 21742 (the "**Customer**") (individually, each a "**Party**", and collectively, the "**Parties**").

WHEREAS Hellbender has the capability and capacity to provide technology hardware design and engineering, prototyping, and manufacturing services; and

WHEREAS Customer desires to retain Hellbender to provide said services under the terms and conditions hereinafter set forth and Hellbender is willing to perform such services; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Customer and Hellbender agree as follows:

1. **Services.**

    a. Hellbender shall provide to Customer the services (the "**Services**") set out in one or more statements of work to be issued by Customer and accepted by Hellbender (each, a "**Statement of Work**"). The initial accepted Statement of Work is attached hereto as **Exhibit A** and made part hereof. Additional Statements of Work shall be deemed accepted and incorporated into this Agreement if they are in writing and signed by both Parties. Additional services or amendments may be agreed from time to time in writing between the Parties.

    b. Hellbender shall provide and perform Services in an efficient, diligent, professional, timely, and competent manner (i) in accordance with the terms and subject to the conditions set forth in the respective Statement of Work and this Agreement; (ii) using personnel of required skill, experience, and qualifications; and (iii) in accordance with generally recognized industry standards in the industrial design and engineering industry. Hellbender shall comply with all applicable laws and regulations and all material Customer rules, regulations, and policies of which it has been made aware of in its provision of Services. Subject to the terms and conditions hereof, the Parties acknowledge and agree that the methods and means by which Hellbender carries out its duties hereunder are under the sole and exclusive control of Hellbender and that Hellbender is not subject to the control of Customer.

2. **Customer Obligations.** Customer shall (a) designate one of its employees or agents to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the "**Customer Manager**"), with such designation to remain in force unless and until a successor Customer Manager is appointed; (b) require that the Customer Manager respond promptly to any reasonable requests from Hellbender for instructions, information, or approvals required by Hellbender to provide the Services; (c) cooperate with Hellbender in its performance of the Services and provide access to Customer's premises, employees, contractors, and equipment as required to enable Hellbender to provide the Services; and (d) take all steps necessary,

including obtaining any required licenses or consents, to prevent Customer-caused delays in Hellbender's provision of the Services.

2.1 Customer Information.

(a) During the Term, Customer shall provide to Hellbender reasonable access to such ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which such Information may be communicated or subsist, including any technological, scientific, business, legal, patent, organizational, commercial, operational, or financial materials or information (collectively, the "**Information**") that is necessary or useful support Hellbender's efforts to conduct its activities under this Agreement or a Statement of Work. These required disclosures include any design, development, manufacturing, testing, financial, marketing, sales, quality, and regulatory approval and compliance Information described in the preceding sentence. Customer shall provide updates to the Information as necessary or useful to allow Hellbender to perform its obligations under this Agreement or a Statement of Work.

(b) Hellbender may not use Customer's Information, which is Customer's Confidential Information (as defined below) for any purpose other than solely to perform its obligations under this Agreement or a Statement of Work in compliance with all applicable laws. Hellbender may not sell, transfer, disclose, or otherwise provide access to Customer's Information, without the prior express written consent of Customer.

(c) Any Information provided to Hellbender is provided "as is" without any warranties, express or implied. All rights, title, and interest in and to any Information Customer provides to Hellbender, including any replication, copy, derivative, or progeny thereof, including all Intellectual Property Rights (as defined herein) relating to any of the foregoing, shall be, and remain, vested in Customer.

3. Fees and Expenses.

a. All fees and expenses associated with this Agreement are further detailed in the applicable **Statement of Work**.
b. In consideration for the Services performed by Hellbender and the rights granted to Customer under this Agreement, Customer shall pay to Hellbender a fee determined in accordance with the fee schedule set out in each Statement of Work.
c. Customer shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local government entity on any amounts payable by Customer hereunder; and to the extent Hellbender is required to pay any such sales, use, excise, or other taxes or other duties or charges, Customer shall reimburse Hellbender in connection with its payment of fees and expenses as set forth in this Section 3. Notwithstanding the previous sentence, in no event shall Customer pay or be responsible for any taxes imposed on, or regarding, Hellbender's income, revenues, gross receipts, personnel, or real or personal property or other assets.
d. All late payments shall bear interest at the rate of 2 percent (2%) per month. In addition to all other remedies available under this Agreement or at law (which Hellbender does not waive

by the exercise of any rights hereunder), Hellbender shall be entitled to suspend the provision of any Services if the Customer fails to pay any amounts when due hereunder.

e. Materials required for the performance of Services under this Agreement shall be purchased by Hellbender on behalf of Customer as specified in the applicable Statement of Work. Customer shall be invoiced monthly for all materials purchased, including a shipping and handling fee equal to 5 percent (5%) of the total materials cost, due upon receipt. Payment terms for materials invoices shall be subject to the same terms and conditions as set forth in Section 3, including but not limited to late payment interest charges and Hellbender's right to suspend Services for non-payment.

f. For any single materials purchase order exceeding seventy-five thousand dollars ($75,000), Hellbender shall require Customer to provide written underwriting of such order prior to Hellbender's procurement of the materials. Said written underwriting shall constitute Customer's binding commitment to reimburse Hellbender for the full cost of the materials plus applicable shipping and handling fees as set forth in Section 3.

4. **Equipment, Tools, Materials, or Supplies**. Hellbender shall supply and be responsible for, at Hellbender's sole expense, all equipment, tools, materials, and supplies Hellbender deems necessary to carry out the Services.

5. **Intellectual Property.**

a. Customer acknowledges and agrees that the Deliverables (as herein defined) may include hardware and/or software components that are subject to an open-source license agreement approved by the Open-Source Hardware Association, the Open-Source Initiative, or any other relevant open-source licensor (collectively, the "**Open-Source Components**"). Any Open-Source Components are governed by, and subject to, the terms and conditions of the applicable open-source license.

b. To the extent not governed by an applicable open source license, all intellectual property rights, including copyrights, patents, patent disclosures, and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all the goodwill associated therewith, derivative works and all other rights (collectively, the "**Intellectual Property Rights**") in and to all documents, work product and other materials that are delivered to Customer under this Agreement or prepared on behalf of Hellbender in the course of performing the Services, including any items identified as such in the Statement of Work (collectively, the "**Deliverables**") (except for any Confidential Information of Customer or Customer materials), shall be owned by Customer unless otherwise set forth in an applicable Statement of Work. Hellbender hereby grants Customer a license to use all Hellbender Intellectual Property Rights in the Deliverables free of additional charge and a non-exclusive, worldwide, transferable, sublicensable, fully paid-up, royalty-free and perpetual basis to the extent necessary to enable Customer to make reasonable use of the Deliverables and the Services.

c. Unless otherwise set forth in an applicable Statement of Work, Customer acknowledges and agrees that Hellbender intends to license aspects of the Deliverables under the applicable open-source license, as determined by Hellbender in its sole discretion, including original software produced by Hellbender, original hardware produced by Hellbender, and Hellbender's modifications to third-party hardware and/or software components.

d. Notwithstanding any of the other terms in this Section 5, Hellbender agrees that the overall design of the drone systems described in the Statement of Work, as well as the completed drone systems produced by Hellbender pursuant to this Agreement and the Statement of Work will remain exclusively the intellectual property of Customer and will not be shared with marketed to and/or sold to any individual or entity other than Customer without the written consent of Customer.

6. <u>Confidentiality</u>. From time to time during the Term of this Agreement, either Party (as the "**Disclosing Party**") may disclose or make available to the other Party (as the "**Receiving Party**"), non-public, proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as "confidential," or if disclosed orally, is identified as confidential when disclosed and within five (5) days thereafter, is summarized in writing and confirmed as confidential, or is confidential despite no labels because a reasonable person would recognize such information is proprietary or confidential to the disclosing party ("**Confidential Information**"); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party's breach of this Section 6; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party's possession prior to Disclosing Party's disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's Group (as herein defined) who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party's sole cost and expense, a protective order or other remedy. For purposes of this Section 6 only, "**Receiving Party's Group**" shall mean the Receiving Party's affiliates and its or their employees, officers, directors, subcontractors, attorneys, accountants, and financial advisors.

7. <u>Term and Termination</u>.

a. **Term**. This Agreement shall become effective when signed by both Parties and shall terminate on the date Hellbender completes the Services specifically detailed in the current Scope of Work unless otherwise terminated as provided herein or extended through mutual agreement of the Parties.

b. **Termination**. Either Party may terminate this Agreement, effective upon written notice to the other Party, with 5 days written notice.

   a. If the Customer terminates the contract before completion, any remaining Customer funds held by Hellbender will be refunded to the customer within 30 days of the final invoice, minus any outstanding fees owed to Hellbender upon Customer's termination.

b. Notwithstanding anything to the contrary in Section 7(b), Hellbender may terminate this Agreement before the expiration date of the Term on written notice if Customer fails to pay any amount when due hereunder: (i) and such failure continues for five days after Customer's receipt of written notice of nonpayment; or (ii) more than three times in any six-month period.

c. The rights and obligations of the Parties set forth which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

8. Representations and Warranties.

a. **Mutual Representations and Warranties**. Each Party represents, warrants, and covenants to the other Party that: (i) it is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the jurisdiction of its incorporation or other organization; (ii) it has the full right, power, and authority to enter into and perform its obligations and grant the rights, licenses, and authorizations it grants and is required to grant under this Agreement or any applicable Statement of Work; (iii) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and (iv) when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

b. **Hellbender Limited Warranties**. Hellbender warrants and represents: (i) Hellbender is capable of carrying out the Services to the best of Hellbender's ability: (A) in accordance with the terms and conditions set out in the applicable Statement of Work and this Agreement; (B) using personnel of industry standard skill, experience, and qualifications; (C) in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services; and (D) in compliance with all applicable federal, state, and local laws and regulations; and (ii) Hellbender is authorized to work and/or operate in Pennsylvania and is in compliance with all applicable federal, state, and local laws and regulations.

c. **Warranty Exception for Open-Source Components**. Notwithstanding any provisions to the contrary in this Agreement or any applicable Statement of Work, the limited warranties set forth in Section 8(b) do not apply to any issues arising out of or related to any Open-Source Components.

9. Limitation of Liability.

a. IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY LOST PROFITS, BUSINESS INTERRUPTION OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THE OBLIGATIONS CREATED BY THIS AGREEMENT OR A STATEMENT OF WORK, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

b. IN NO EVENT SHALL HELLBENDER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR

ORTHERWISE, EXCEED THREE (3) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO HELLBENDER PURSUANT TO THE APPLICABLE STATEMENT OF WORK.

10. <u>Indemnification.</u>

a. Each Party (the "**Indemnifying Party**") shall indemnify, defend, and hold harmless the other Party (the "**Indemnified Party**") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorney's fees, that are incurred by the Indemnified Party (collectively, "**Losses**") arising out of any third-party claim alleging (i) material breach or non-fulfillment of any representation or warranty set forth in Section 8; (ii) any grossly negligent or more culpable act or omission of Indemnifying Party (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement; (iii) Indemnifying Party's infringement of a third party's intellectual property rights; or (iv) any failure by Indemnifying Party to materially comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

b. **Limitations on Indemnification**.

i. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party is not obligated to indemnify, hold harmless, or defend the Indemnified Party against any claim (whether direct or indirect) if such claim or corresponding Losses arise out of or result from, in whole or in part, Indemnified Party's: (A) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or (B) bad faith failure to materially comply with any of its material obligations set forth in this Agreement or an applicable Statement of Work.

ii. Hellbender is not obligated to indemnify, hold harmless, or defend Customer against any claim (whether direct or indirect) if such claim or corresponding Losses arise out of or result from, in whole or in part, (A) Open Source Components; or (B) Customer's use of the Deliverables in any manner that does not materially conform with the usage specifications provided by Customer.

c. **Indemnification Procedure**. The Indemnifying Party shall promptly notify the Indemnified Party in writing of any third-party claim and cooperate with the Indemnified Party at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall immediately take control of the defense and investigation of such claim and shall employ counsel reasonably acceptable to the Indemnified Party to handle and defend the claim, at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall not settle any claim in a manner that adversely affects the Indemnified Party's rights without the Indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed. The Indemnified Party's failure to perform any obligations under this Section 10(c) shall not relieve the Indemnifying Party of its obligation under this Section 10 except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

11. **Notice**. Any notice required or permitted by the Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) the date of personal delivery when delivered personally; (ii) when postmarked if sent by U.S. Mail; or (iii) the same day as any email is sent, if sent by email. Notice will be sent to the following addresses or such other address as either Party may specify in writing:

To Hellbender:	To Customer:
Hellbender, Inc. Attn: Brett Phillips 620 William Pitt Way BLDG C5-132 Pittsburgh, PA 15238 brett.phillips@hellbender.com	First Breach, Inc. Attn: Jordan Low 18450 Showalter Rd., Hagerstown, MD jordan@firstbreach.com

12. **Miscellaneous**

a. **Independent Contractor Status.** Hellbender is an independent contractor and neither Hellbender nor Hellbender's employees or contract personnel are, or shall be deemed, Customer's employees. Hellbender agrees that Customer shall have no liability or responsibility for the withholding, collection or payment of any taxes (including, but not limited to, income taxes, social security taxes, unemployment insurance taxes, and disability insurance taxes), employment insurance premiums or pension plan contributions on any amounts paid by Customer to Hellbender or amounts paid by Hellbender to its employees or contractors. Hellbender and Customer are not joint venturers, partners, or agents to each other and, except as specifically provided herein, neither Party shall have any authority to enter into a binding commitment on behalf of the other.

b. **Modification.** The Parties may modify or amend the Agreement only upon mutual agreement between the Parties in writing. Any such modified Agreement shall set forth additional terms including but not limited to: (i) the description of the Services to be performed; (ii) the period in which the Services are reasonably anticipated to be performed; and (iii) the fee and/or other compensation.

c. **Waiver.** No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

d. **Assignability.** Customer shall not assign, transfer, delegate or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Hellbender. Any purported assignment or delegation in violation of this Section 13(c) shall be null and void. No assignment or delegation shall relieve the Customer of any of its obligations under this Agreement. Hellbender may assign any of its rights or delegate any of

its obligations to any affiliate or to any person acquiring all or substantially all of Hellbender's assets without the Customer's consent.

e. **Successors and Assigns.** This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

f. **Governing Law.** This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the Commonwealth of Pennsylvania, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.

g. **Forum.** Each Party submits to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County. Each Party agrees that a final judgment in any such action is conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

h. **Severability.** Should any provisions of the Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of the Agreement will not be affected or impaired thereby.

i. **Force Majeure.** No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party's (the "**Impacted Party**") failure or delay is caused by or results from the following force majeure events ("**Force Majeure Event(s)**"): (i) acts of God; (ii) flood, fire, earthquake, other potential disaster(s) or catastrophe(s), such as epidemics, or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (iv) government order, law, or action; (v) embargoes or blockades in effect on or after the date of this Agreement; (vi) national or regional emergency; (vii) strikes, labor stoppages or slowdowns or other industrial disturbances; (viii) shortage of adequate power or transportation facilities; and (ix) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within ten (10) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of thirty (30) consecutive days following written notice given by it under this Section 12, the other Party may thereafter terminate this Agreement upon fifteen (15) days' written notice.

j. **Entire Agreement.** The Agreement and any written modification constitute the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Agreement will govern all Services undertaken by Hellbender for Customer. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties consent to the use of any electronic signatures and to electronic delivery of counterparts, including but not limited to electronically signed PDF documents delivered by email, which will be deemed to be duly executed, valid, delivered, and effective for all purposes.

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The Parties have executed this Agreement as of the Agreement Date.

FIRST BREACH, INC.

By: *\/s/ Jordan Low*

Name: Jordan Low

Title: President

Address: 18450 Showalter Rd.,
Hagerstown, MD

Email: jordan@firstbreach.com

HELLBENDER, INC.

By: */s/ Brett Phillips*

Name: Brett Phillips

Title: Chief Revenue Officer

Address: 620 William Pitt Way
BLDG C5-132
Pittsburgh, PA 15238

Email: brett.phillips@hellbender.com